STRATEGY SHARES

CODE OF ETHICS

1.	Statement of General Fiduciary Principles

This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of Strategy Shares (individually, a “Fund” and collectively, the “Funds”) to conduct their personal transactions in Covered Securities in a manner which neither interferes with the Fund’s portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Fund; (ii) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Fund ahead of the Access Person’s own personal interests or the interests of others. For example, an Access Person who purchases a Covered Security for a personal account and fails to recommend that Covered Security to, or purchase that Covered Security for, a Fund eligible to make such an investment may be in violation of this Code.

Access Persons must adhere to these general fiduciary principles and comply with the specific provisions of this Code. Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Covered Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Fund and its shareholders or a failure to adhere to these general fiduciary principles.

2.	Definitions

For purposes of compliance with the Code, an “Access Person,” “Advisory Person” or “Investment Personnel” of the Fund is not required to comply with the provisions of this Code if such person is separately subject to, and complies with, a code of ethics of the Fund’s adviser, subadviser, principal underwriter or contractual service provider that has adopted a written code of ethics containing provisions reasonably designed to prevent such person from engaging in any conduct prohibited by Rule 17j-1 under the “1940 Act” and requiring such person to comply with reporting, preapproval and recordkeeping provisions of such rule. Each such code must also be approved by the Fund’s Board of Trustees (the “Board”) consistent with the requirements set forth in Rule 17j-1(c)(1)(ii).

(a)	“Fund” means, “Strategy Shares” and any of its series or portfolios.

(b)	“Access Person” means: (i) any director, trustee, officer, general partner, or Advisory Person of the Fund or of the investment adviser of the Fund; and (ii) any director, officer or general partner of the principal underwriter of the Fund who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(c)	The “1940 Act” means the Investment Company Act of 1940, as amended.

(d)	“Advisory Person” means (i) any director, officer, general partner or employee of either the Fund or the investment adviser of the Fund or of any company in a control relationship to the Fund or the investment adviser of the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or normally obtains information regarding, the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or the investment adviser of the Fund who normally obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(e)	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security has been made and communicated by the investment adviser of the Fund and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f)	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires. As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. An individual’s Beneficial Ownership shall include, but not be limited to, Covered Securities held by members of that individual’s immediate family sharing the same household.

(g)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(h)	“Disinterested Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(i)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(j)	“Investment Personnel” are: (i) employees of the Fund or the investment adviser of the Fund (or of any company in a control relationship to the Fund or the investment adviser) who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of Covered Securities by the Fund; and (ii) any natural person who controls the Fund or the investment adviser of the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Covered Securities by the Fund. As the context requires, “Investment Personnel” may refer to one or more person(s).

(k)	“Fund Portfolio Manager” means any Investment Personnel who manage one or more investment portfolios of the Fund.

(l)	“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (other than shares issued by exchange traded funds).

(m)	“Public Company” means an entity subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934.

(n)	“Secretary” means the Secretary of the Fund.

(o)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934.

(p)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

(q)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend investment plan.

3.	General Prohibitions

Rule 17j-1 prohibits affiliated persons of the Fund, any investment adviser of the Fund or the principal underwriter of the Fund, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund to:

(a)	Employ any device, scheme or artifice to defraud a Fund;

(b)	Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	Engage in any manipulative practice with respect to a Fund.

4.	Prohibited Transactions and Activities

(a)	No Access Person, other than a Disinterested Trustee, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Fund; or

(ii)	is being purchased or sold by the Fund.

(b)	Inducing or causing the Fund to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the Fund, is a violation of this Code. Examples of this would include causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

(c)	Using knowledge of the portfolio transactions of the Fund to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

(d)	All Access Persons are prohibited from acquiring any beneficial ownership in Covered Securities distributed in an Initial Public Offering, without obtaining the express prior approval of a designated officer of the investment adviser of the Fund (or his or her designee).

(e)	All Access Persons are prohibited from acquiring beneficial ownership in Covered Securities distributed in a Limited Offering, without the express prior approval of a designated officer of the investment adviser of the Fund (or his or her designee). In instances where Access Persons, after receiving prior approval, acquire a Covered Security in a Limited Offering, the Access Persons have an affirmative obligation to disclose this investment to the designated officer of the investment adviser of the Fund (or his or her designee) if the Access Persons participate in any subsequent consideration of any potential investment, by the Fund, in the issuer of those Covered Securities. A decision by the Fund to purchase Covered Securities of such an issuer (following a purchase by Access Persons in an approved personal transaction) will be subject to an independent review by the designated officer of the investment adviser of the Fund (or his or her designee) so long as the person conducting such review has no personal interest in the issuer.

(f)	All Investment Personnel are prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans where the Access Person retains investment discretion), without express prior approval of a designated officer of the investment adviser of the Fund (or his or her designee). Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to prohibitions enumerated in Sections 4(g) and (h) of this Code.

(g)	All Access Persons are prohibited from executing a personal transaction in any Covered Security on a day during which any portfolio of the Fund has a pending “buy” or “sell” order for that Covered Security, until such order is either executed or withdrawn. Fund Portfolio Managers are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Fund purchases or sells the same Covered Security. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such transaction within the proscribed periods (either while the Fund has an open order, or within the 7-day blackout period) will be required to be disgorged to an entity specified by the designated officer of the investment adviser of the Fund or his or her designee, and the Access Person may be subject to disciplinary action.

(h)	All Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities which are also held in a portfolio of the Fund within 60 calendar days. Options that could result in a purchase within 60 days of a sale or a sale within 60 days of a purchase are also prohibited. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such short-term trades will be required to be disgorged to an entity specified by a designated officer of the investment adviser of the Fund or his or her designee, and the Access Person may be subject to disciplinary action. For purposes of this prohibition, each personal transaction in the Covered Security will begin a new 60 calendar day period. As an illustration, if Investment Personnel purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profiting from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st). In circumstances where a personal transaction in Covered Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Investment Personnel must notify the designated officer of the investment adviser of the Fund. In circumstances where Investment Personnel can document personal exigencies, the designated officer of the investment adviser of the Fund (or his or her designee) may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 60 calendar days. Such an exemption is wholly within the discretion of the designated officer of the investment adviser of the Fund, and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

(i)	All Investment Personnel are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to or through whom the Fund purchases or sells Covered Securities, or from any issuer of Covered Securities. This prohibition does not apply to:

(i)	salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person’s employment;

(ii)	the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(iii)	the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

(iv)	the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

(v)	the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

For purposes of the above limitation, “de minimis value” is equal to $100 or less.

(j)	All Investment Personnel are prohibited from serving on the board of directors of any Public Company, absent express prior authorization from an officer designated by the investment adviser of the Fund. Authorization to serve on the board of a Public Company will be granted in instances where the designated officer of the investment adviser of the Fund determines that such board service would be consistent with the interests of the Fund and its shareholders. In the relatively small number of instances where prior approval to serve as a director of a Public Company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the Covered Securities issued by the Public Company on whose board the Investment Personnel sit.

5.	Exempted Transactions

The prohibitions of Section 4 of this Code shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales which are non-volitional on the part of the Access Person, subject to the provisions of Section 4(h) of this Code.

(c)	Purchases which are part of: an Automatic Investment Plan, an automatic dividend reinvestment plan; or an automatic payroll deduction plan, whereby an employee purchases Covered Securities issued by an employer.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

The prohibitions of Section 4(f), 4(g) and 4(h) of this Code shall not apply to any transaction of less than $10,000 provided, however, that the prohibitions of Section 4(f) and 4(g) shall apply regardless of amount to the personal transactions of any Fund Portfolio Manager when compared to the transactions of a fund of which he or she is the Fund Portfolio Manager.

6.	Reporting

(a)	Every Access Person reporting under this Code shall submit to the Secretary for the Fund or, in the case of the Disinterested Trustees, to legal counsel for the Fund, the reports described in Sections 6(b) through 6(d) of this Code, except that:

(i)	any Access Person of the Fund who is also an employee or access person of the investment adviser, principal underwriter or a contractual service provider of the Fund may submit reports required by this Code to the investment adviser, principal underwriter or contractual service provider in lieu of submitting reports under this Code, provided that such reports contain substantially the same information as called for by this Code and comply with the requirements of Rule 17j-1(d)(1) under the 1940 Act;

(ii)	a Disinterested Trustee of the Fund who would be required to make a report solely by reason of being a Fund trustee need not submit the reports required by Sections 6(b) and 6(d) and need not submit reports required by Section 6(c) unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, on the date of the transaction in a Covered Security or during the 15-day period immediately preceding or following that date, such Covered Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment adviser. Legal counsel shall report to the Board any reports received under this Code; and

(iii)	a person need not submit the reports required by Section 6 with respect to transactions effected for, and covered securities held in, any account over which the person has no direct or indirect influence or control.

(b)	Initial Holdings Report. Each person becoming an Access Person reporting under this Code shall, no later than 10 days after becoming an Access Person, submit a report to the Secretary of the Fund containing the following information (which information must be current as of a date no more than 45 days prior to the date the person became an Access Person):

(i)	the title and type, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	the date the report is submitted by the Access Person.

Reports need not provide information with respect to Covered Securities over which the Access Person had no direct or indirect influence or control at the time he or she became an Access Person subject to reporting under the Code.

(c)	Quarterly Transaction Reports. Each Access Person reporting under the Code shall, no later than 30 calendar days after the end of each calendar quarter, submit a report to the Secretary for the Fund, or in the case of the Disinterested Trustees to legal counsel for the Fund, showing all transactions by the Access Person in Covered Securities during the quarter in which the person had any direct or indirect beneficial ownership. The report shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

(i)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	if there were no personal transactions in Covered Securities during the period, either a statement to that effect or the word “None” (or some similar designation);

(vi)	if an account was established during the quarter which holds Covered Securities for the direct or indirect benefit of the Access Person:

(1)	the name of the broker, dealer or bank with whom the Access Person established the account; and

(2)	the date the account was established.

A transaction need not be reported pursuant to this Section 6(c) if it (i) would duplicate information contained in broker confirmations or account statements previously received by the Secretary of the Fund or legal counsel, as applicable, or (ii) is an exempt transaction pursuant to Section 5 of the Code.

(d)	Annual Holdings Reports. All Access Persons shall, no later than 45 days after the end of the calendar year, submit a report to the Secretary of the Fund containing the following information, current as of the end of the calendar year:

(i)	the title and type, and, as applicable, CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person; and

(iii)	the date the report is submitted by the Access Person.

Reports need not provide information with respect to Covered Securities over which the Access Person had no direct or indirect influence or control at the end of the calendar year.

(e)	Additional Reporting for Certain Access Persons. Every Access Person who is also a Covered Person of the investment adviser, principal underwriter or a contractual service provider of the Fund must also include in the reports described in Sections 6(b) through 6(d) of this Code, holdings and transactions of shares of open-end mutual funds registered under the 1940 Act that are advised or sub-advised by affiliates of the investment adviser (except money market funds). “Covered Person” means a person as defined in Office of the Comptroller of the Currency regulation 12 CFR 344.9.

(f)	Review of Reports. The Fund, the investment adviser of the Fund, the principal underwriter of the Fund and the contractual service provider(s) referenced in Section 2 must institute procedures by which appropriate management or compliance personnel review the transaction/holding reports made by each Access Person against Fund investment activity to determine whether a possible violation of the Code has occurred.

(g)	Initial and Annual Certifications.

(i)	All Access Persons are required to certify in writing within 10 days of becoming an Access Person that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code and (c) agreed to comply with the provision set forth in the Code.

(ii)	All Access Persons are also required, on an annual basis, to certify that they have received and read the provisions of this Code. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all personal transactions in Covered Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

(h)	The Fund, the investment adviser of the Fund, the principal underwriter of the Fund and a Fund’s contractual service provider referenced in Section 2 shall, not less frequently than annually, furnish the Board with a written report that:

(i)	describes any issues arising under its Code of Ethics or related procedures since the last report to the Board, including, but not limited to, information about material violations of such Code or related procedures and sanctions imposed in response; and

(ii)	certifies that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics or related procedures.

7.	Sanctions

Upon discovering a violation of this Code, the Board may impose such sanctions as it deems appropriate. The filing of any false, incomplete or untimely report, as required by Section 6 of this Code, may (depending on the circumstances) be considered a violation of this Code.

8.	Records

This Code, any amendments thereto, records of any violations of this Code and any actions taken as a result of such violations, a copy of each Initial Holdings Report, Quarterly Transaction Report and Annual Holdings Report submitted under this Code (including any information provided in lieu of such reports), a list of all persons required to submit reports or review reports under this Code, a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of any Covered Securities purchased during a Limited Offering and copies of reports to the Board required pursuant to Section 6(h) shall be preserved in accordance with the requirements of Rule 17j-1.

Adopted: August 11, 2011, as amended September 26, 2013

Further Revised: September 30, 2013, April 16, 2014 (Approved by Board on August 19, 2014)